SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------


                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

               Date of Report: (Date of earliest event reported):
                      October 1, 2002 (September 23, 2002)


                           Blue Dolphin Energy Company
             (Exact name of registrant as specified in its charter)




        Delaware                       0-15905                    73-1268729
(State of Incorporation)       (Commission File Number)      (IRS Employer
                                                             Identification No.)



                             801 Travis, Suite 2100
                              Houston, Texas 77002
              (Address of Registrant's principal executive offices)

                                 (713) 227-7660
              (Registrant's telephone number, including area code)




                                (Not Applicable)
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

         On September 23, 2002, American Resources Offshore, Inc., a wholly owned subsidiary of the registrant ("ARO"), entered into a non-binding letter of intent with Fidelity Exploration & Production Company ("Fidelity") for the sale of substantially all of ARO's proved oil and natural gas reserves and other related assets for approximately $2.7 million. The property interests being sold are located offshore Louisiana and Texas in the Gulf of Mexico, and include 7 offshore lease blocks with non-operated interests ranging from 1% to 10%. These properties accounted for approximately 64% of the registrant's total net proved reserves on a million cubic feet of gas equivalent basis, and 63% of the discounted present value of estimated future net revenues from proved oil and gas reserves. Combined with the South Timbalier Block 148 property that was sold in July 2002, these properties represented over 99% of the registrant's proved reserves at December 31, 2001. The registrant's remaining oil and gas properties include working interests in 5 leased offshore prospects and reversionary working interests in 13 offshore lease blocks.

         The registrant expects to use the proceeds to meet its working capital requirements and to acquire other oil and natural gas reserves. The consummation of this transaction is subject to a number of conditions, including Fidelity's completion of due diligence, the execution of a definitive agreement by October 14, 2002 and approvals by the board of directors of the respective companies. There can be no assurance that this transaction will be consummated.




ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements

                  None.

         (b)      Pro Forma Information

                  None.

         (c)      Exhibits

                  None.



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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                     BLUE DOLPHIN ENERGY COMPANY


Date:  October 1, 2002                               By: /s/ Michael J. Jacobson
                                                         -----------------------
                                                         Michael J. Jacobson
                                                         President




















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